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                                                                     EXHIBIT 4.5
                                                     Draft of September 28, 1994



                              GUARANTEE AGREEMENT


            GUARANTEE AGREEMENT (this "Guarantee"), dated as of ____________, 1994, is executed and delivered by Best Buy Co., Inc., a corporation organized under the laws of the State of Minnesota ("Best Buy"), for the benefit of the Holders (as hereinafter defined) from time to time of the Preferred Securities (as hereinafter defined) of Best Buy Capital, L.P., a Delaware limited partnership ("Best Buy Capital" or the "Partnership").

            WHEREAS, Best Buy Capital is issuing up to ________ shares of its ___% Convertible Monthly Income Preferred Securities, with a liquidation preference of $__ per share (the "Preferred Securities"), and Best Buy desires to issue this Guarantee for the benefit of the Holders, as provided herein;

            WHEREAS, Best Buy Capital will purchase the Subordinated Debentures (as hereinafter defined) issued pursuant to the Indenture (as hereinafter defined) with substantially all of the proceeds from the issuance and sale of the Preferred Securities and its other partnership interests (the "Partnership Interests"); and

            WHEREAS, Best Buy desires hereby to unconditionally and irrevocably agree, to the extent set forth herein, to pay to the Holders the Guarantee Payments (as hereinafter defined) and to perform the other obligations set forth herein.

            NOW, THEREFORE, in consideration of the purchase by each Holder of the Preferred Securities, which purchase Best Buy hereby agrees shall benefit Best Buy, Best Buy executes and delivers this Guarantee for the benefit of the Holders.


                                   Article I

                                  DEFINITIONS

            As used in this Guarantee, the terms set forth below shall, unless the context otherwise requires, have the following meanings. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Amended and Restated Limited Partnership Agreement of Best Buy Capital L.P., dated as of ________, 1994 (the "Limited Partnership
Agreement").

            1.1 "Additional Dividends" means Dividends that shall be declared and paid by the Partnership on any Dividend arrearages in respect of the Preferred Securities at the rate of __% per annum compounded monthly.

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            1.2  "Bank Agreement" means the Credit Agreement dated as of August
__, 1994, between Best Buy and First Bank National Association, as such Agreement may hereafter be amended, restated, supplemented or otherwise modified from time to time, together with all other documents executed in connection therewith.

            1.3 "Best Buy Common Stock" shall mean the shares of common stock, par value $.10 per share, of Best Buy.

            1.4 "Best Buy Preferred Stock" shall mean the Series __ Cumulative Convertible Preferred Stock of Best Buy, liquidation preference $ __ per share.

            1.5 "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles. The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

            1.6 "Conversion Agent" shall mean ______________ and its successors, acting as agent of the Holders in effecting the conversion of Preferred Securities into shares of Best Buy Common Stock or the exchange of Preferred Securities for Depositary Shares, in each case as and in the manner set forth in the Limited Partnership Agreement.

            1.7 "Deposit Agreement" shall mean the Deposit Agreement dated as of _____________, 1994, among Best Buy, ______________, and the holders from time to time of the Depositary Receipts.

            1.8 "Depositary" shall mean ___________________ and its successors and assignor.

            1.9 "Depositary Receipt" shall mean one of the depositary receipts, issued by the Depositary under the Deposit Agreement, each representing any number of whole Depositary Shares.

            1.10 "Depositary Share" shall mean one of the depositary shares, each representing a one one-hundredth (1/100th) interest in a share of Best Buy Preferred Stock deposited with the Depositary pursuant to the Deposit Agreement.


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            1.11  "Dividends" means the cumulative cash distributions from the
Partnership with respect to the Interests represented by the Preferred Securities, accruing from the first Closing Date and payable monthly in arrears on the last day of each calendar month of the year, commencing _____________, 1994.

            1.12 "General Partner" means Best Buy in its capacity as general partner in Best Buy Capital or any permitted successor general partner in Best Buy Capital admitted as such pursuant to the applicable provisions of the Limited Partnership Agreement.

            1.13 "Guarantee" by any Person shall mean (for purposes of the definitions of Incur and Senior Indebtedness herein) any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness (and "Guaranteed," "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing); PROVIDED, HOWEVER, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

            1.14 "Guarantee Payments" shall mean the following payments, without duplication, to the extent not paid by Best Buy Capital: (a) any accumulated and unpaid Dividends (including any Additional Dividends accrued thereon) which have been theretofore declared on the Preferred Securities from funds legally available therefor; (b) the Redemption Price (including all accumulated and unpaid Dividends and distributions) payable with respect to Preferred Securities called for redemption by Best Buy Capital out of funds legally available therefor; and (c) upon a liquidation of Best Buy Capital, the lesser of (i) the Liquidation Distribution and (ii) the amount of assets of Best Buy Capital available for distribution to Holders in liquidation of Best Buy Capital.

            1.15 "Holder" shall mean any holder from time to time of any Preferred Securities of Best Buy Capital; PROVIDED, HOWEVER, that in determining whether the Holders of the requisite percentage of Preferred Securities have given any request, notice, consent or waiver hereunder, "Holder" shall not include


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Best Buy or any Subsidiary thereof, either directly or indirectly.

            1.16 "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); PROVIDED, HOWEVER, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness.

            1.17 "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, (i) all Indebtedness described in clauses (i)-(vii) of the definition of Senior Indebtedness (all references to Best Buy in such definition being deemed to refer to such Person) and (ii) the maximum fixed redemption of repurchase price of Redeemable Interests of such Person at the time of determination.

            1.18 "Indenture" shall mean the Indenture dated as of ___________, 1994, between Best Buy, Best Buy Capital and ______
_________________________.

            1.19 "Liquidation Distribution" shall mean the aggregate of the stated liquidation preference of $__ per Preferred Security and all accumulated and unpaid dividends and distributions (whether or not declared) to the date of payment, including any Additional Dividends accrued thereon.

            1.20 "Redeemable Interest" of any Person means any equity security of or other ownership interest in such Person that by its terms or otherwise is required to be redeemed prior to the stated maturity of the principal of the Subordinated Debentures or is or may be redeemable at the option of the holder thereof at any time prior to the stated maturity of the principal of the Subordinated Debentures; PROVIDED, HOWEVER, that interests which are redeemable solely for any equity security of or other ownership interest in such Person that by its terms or otherwise is not required to be redeemed prior to the stated maturity of the principal of the Subordinated Debentures shall not constitute Redeemable Interests.

            1.21 "Redemption Price" shall have the meaning ascribed to such term in the Limited Partnership Agreement.


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            1.22  "Senior Indebtedness" shall mean the principal of, premium, if any, interest on and any other payment due pursuant to any of the following, whether Incurred on or prior to the date hereof or hereafter Incurred:

            (i) all obligations of Best Buy for money borrowed (including all obligations of Best Buy under the Bank Agreement, including all reborrowings, if any, by Best Buy);

            (ii) all obligations of Best Buy evidenced by notes, debentures, bonds or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses;

            (iii)  all Capital Lease Obligations of Best Buy;

             (iv) all reimbursement obligations of Best Buy with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of Best Buy;

              (v) all obligations of Best Buy issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable, accrued liabilities resulting from the sale of extended service plans, or accrued liabilities arising in the ordinary course of business);

             (vi) all payment obligations of Best Buy under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements at the time of determination, including any such obligations Incurred by Best Buy solely to act as a hedge against increases in interest rates that may occur under the terms of other outstanding variable or floating rate Indebtedness of Best Buy;

            (vii) all obligations of Best Buy under secured inventory financing credit lines;

           (viii) all obligations under master lease transactions pursuant to which Best Buy or any of its subsidiaries are treated as the owner of the subject property for federal income tax purposes;

             (ix) all obligations of the type referred to in clauses (i) through (viii) above of another Person and all dividends of another Person the payment of which, in either case, Best Buy has assumed or Guaranteed or for which Best Buy is responsible or liable, directly or indirectly, jointly or severally, as obligor, Guarantor or otherwise; and

              (x) all amendments, modifications, renewals, extensions, refinancings, replacements and refundings by Best Buy of any such Indebtedness referred to in clauses (i) through (viii) above (and of any such amended, modified, renewed, extended, refinanced, refunded or replaced Indebtedness); and



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PROVIDED, HOWEVER, that the following shall not constitute Senior
Indebtedness: (A) any Indebtedness owed to a Person when such Person is a Subsidiary of Best Buy, (B) any Indebtedness which by the terms of the instrument creating or evidencing the same expressly provides that it is not superior in right of payment to the Subordinated Debentures, or (C) any Indebtedness to the extent Incurred in violation of the Indenture. For purposes of this definition, "Indebtedness" includes any obligation to pay principal, premium (if any), interest, penalties, reimbursement or indemnity amounts, fees and expenses (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Best Buy whether or not a claim for post-petition interest is allowed in such proceeding). Such Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

            1.23 "Subordinated Debentures" shall mean the ___% Convertible Subordinated Debentures issued pursuant to the Indenture and sold by Best Buy to the Partnership in connection with the issuance and sale by the Partnership of the Preferred Securities. The Subordinated Debentures will evidence the loan to be made by the Partnership to Best Buy from time to time of the proceeds received by the Partnership from the issuance and sale of the Preferred Securities and substantially all of the Partnership Interests.

            1.24 "Subsidiary" of any Person means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries, or by such Person and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.


                                  Article II

                                  GUARANTEE

            2.1 GENERAL. Best Buy irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments, as and when due (except to the extent paid by Best Buy Capital), regardless of any defense, right of set-off or counterclaim which Best Buy Capital may have or assert. This Guarantee is continuing, irrevocable, unconditional and absolute. Best Buy's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by Best Buy to the Holders or by causing Best Buy Capital to pay such amounts to the Holders.


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            2.2   WAIVER OF CERTAIN RIGHTS.  Best Buy hereby waives notice of acceptance of this Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

            2.3 OBLIGATIONS NOT AFFECTED. The obligations, covenants, agreements and duties of Best Buy under this Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

                  (a) the release or waiver, by operation of law or otherwise, of the performance or observance by Best Buy Capital of any express or implied agreement, covenant, term or condition relating to the Preferred Securities to be performed or observed by Best Buy Capital;

                  (b) the extension of time for the payment by Best Buy Capital of all or any portion of the Dividends, distributions, Additional Dividends, Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Preferred Securities;

                  (c) any, failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Preferred Securities, or any action on the part of Best Buy Capital granting indulgence or extension of any kind;

                  (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, Best Buy Capital or any of the assets of Best Buy Capital;

                  (e) any invalidity of, or defect or deficiency in, any of the Preferred Securities; or

                  (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred.

There shall be no obligation of the Holders to give notice to, or obtain any consent of, Best Buy with respect to the happening of any of the foregoing.


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            2.4   HOLDERS MAY PROCEED DIRECTLY AGAINST BEST BUY.  This
Guarantee is a guarantee of payment and not of collection. A Holder may enforce this Guarantee directly against Best Buy, and Best Buy waives any right or remedy to require that any action be brought against Best Buy Capital or any other person or entity before proceeding against Best Buy. Subject to Section
2.5 hereof, all waivers herein contained shall be without prejudice to the Holders' right at the Holders' option to proceed against Best Buy Capital, whether by separate action or by joinder. Best Buy agrees that this Guarantee shall not be discharged except by payment of the Guarantee Payments in full.

            2.5 SUBROGATION. Best Buy shall be subrogated to all (if any) rights of the Holders against Best Buy Capital in respect of any amounts paid to the Holders by Best Buy under this Guarantee and shall have the right to waive payment of any amount of dividends or distributions in respect of which payment has been made to the Holders by Best Buy pursuant to Section 2.1 hereof; PROVIDED, HOWEVER, that Best Buy shall not (except to the extent required by mandatory provisions of law) exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of a payment under this Guarantee, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee. If any amount shall be paid to Best Buy in violation of the preceding sentence, Best Buy agrees to pay over such amount to the Holders.

            2.6 INDEPENDENT OBLIGATIONS. Best Buy acknowledges that its obligations hereunder are independent of the obligations of Best Buy Capital with respect to the Preferred Securities and that Best Buy shall be liable as principal and sole debtor under this Guarantee to make Guarantee Payments pursuant to the terms of this Guarantee notwithstanding the occurrence of any event referred to in subsections (a) through (f), inclusive, of Section 2.3 hereof.

            2.7 TERMINATION. This Guarantee shall terminate and be of no further force and effect upon full payment of the Redemption Price of all Preferred Securities, upon full payment of the amounts payable to the Holders upon liquidation of Best Buy Capital or upon the conversion or exchange (in the manner provided in the Limited Partnership Agreement) of all Subordinated Debentures into Best Buy Common Stock or Depositary Shares representing Best Buy Preferred Stock, as the case may be, and the distribution of such stock or Depositary Shares to the Holders of the Preferred Securities then outstanding; PROVIDED, HOWEVER, that this Guarantee shall continue to be effective or shall be reinstated, as the case may be, if at any time any Holder of Preferred Securities must restore payment of any sums paid under the Preferred Securities or under this Guarantee for any reason whatsoever. Best Buy agrees to indemnify each Holder


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and hold it harmless from and against any loss it may suffer in such circumstances.


                                  Article III

                        CERTAIN COVENANTS OF BEST BUY

            3.1 DIVIDENDS AND OTHER PAYMENTS. So long as any Preferred Securities remain outstanding, neither Best Buy, nor any Subsidiary of Best Buy, shall declare or pay any dividend or distribution on, or redeem, purchase or otherwise acquire or make a liquidation payment with respect to, any of its capital stock (other than as a result of a reclassification of capital stock or the exchange or conversion of one class or series of capital stock for another class or series of capital stock) or make any guarantee payments with respect to the foregoing (other than payments under this Guarantee or dividends or guarantee payments to Best Buy by a majority-owned subsidiary of Best Buy), if at such time Best Buy shall be in default with respect to its payment or other obligations hereunder or there shall have occurred any event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default under the Subordinated Debentures. Best Buy shall take all actions necessary to ensure the compliance of its subsidiaries with this Section 3.1.

            3.2 CERTAIN OTHER COVENANTS. Best Buy covenants that, so long as any Preferred Securities remain outstanding: (a) to maintain direct 100% ownership of the Partnership Interests and any other interests in Best Buy Capital other than the Preferred Securities; (b) to cause at least 21% of the total value of Best Buy Capital and at least 21% of all interest in the capital, income, gain, loss, deduction and credit of Best Buy Capital to be held by Best Buy as a General Partner; (c) not to voluntarily dissolve, wind up or liquidate itself or Best Buy Capital; (d) to remain the General Partner of Best Buy Capital and to timely perform all of its duties as General Partner (including the duty to cause Best Buy Capital to declare and pay dividends on the Preferred Securities), unless a permitted successor General Partner is appointed pursuant to the Limited Partnership Agreement; and (e) subject to the terms of the Preferred Securities, to use reasonable efforts to cause Best Buy Capital to remain a Delaware limited partnership and otherwise continue to be treated as a partnership for United States federal income tax purposes.


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                                  Article IV

                                SUBORDINATION

            4.1 SUBORDINATION. Best Buy covenants and agrees that this Guarantee constitutes an unsecured obligation of Best Buy ranking (i) subordinate and junior in right of payment to all Senior Indebtedness of Best Buy, (ii) PARI PASSU with the most senior preferred shares now or hereafter issued by Best Buy and with any guarantee now or hereafter entered into by Best Buy in respect of any preferred or preference stock of any affiliate of Best Buy and (iii) senior to Best Buy Common Stock and any other class or series of capital stock issued by Best Buy or any of its affiliates which by its express terms ranks junior in the payment of dividends and amounts on liquidation, dissolution and winding-up to the Preferred Securities.


                                   Article V

               CONVERSION AND EXCHANGE OF PREFERRED SECURITIES

          5.1 ISSUANCE OF BEST BUY COMMON STOCK. Best Buy hereby agrees that, upon the request of the Conversion Agent, on behalf of one or more Holders of Preferred Securities, to convert Subordinated Debentures into Best Buy Common Stock pursuant to the request of such Holders to effect such conversion in accordance with the terms of the Limited Partnership Agreement, Best Buy shall deliver to the Conversion Agent certificates representing the full number of shares of Best Buy Common Stock issuable upon conversion of such Subordinated Debentures in accordance with the terms of the Indenture and such Subordinated Debentures. Best Buy has reserved and will keep available for issuance, solely for the purpose of affecting the conversion of the Subordinated Debentures, the full number of shares of Best Buy Common Stock deliverable by the Conversion Agent to the Holders upon the conversion of all outstanding Preferred Securities not theretofore converted by the Holders.

            5.2 VALIDITY OF BEST BUY COMMON STOCK. All shares of Best Buy Common Stock delivered by Best Buy upon such conversion will be duly and validly issued and fully paid and nonassessable.

            5.3 ISSUANCE OF BEST BUY PREFERRED STOCK AND DEPOSITARY SHARES. Best Buy hereby agrees, upon the making of an Exchange Election by the Holders of a majority in outstanding liquidation preference of the Preferred Securities in accordance with the terms of the Limited Partnership Agreement, to issue one one-hundredth (1/100th) of a share of Best Buy Preferred Stock in respect of each $50 principal amount of Subordinated Debentures then outstanding. Best Buy further agrees to deposit as soon as may be practicable after the Exchange Election the full number of


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shares of Best Buy Preferred Stock so issuable with the Depositary and to deliver to the Conversion Agent the Depositary Receipts representing Depositary Shares issued in respect of the deposited shares of Best Buy Preferred Stock. Best Buy shall reserve and keep available for issuance, solely for the purpose of effecting such exchange, the full number of shares of Best Buy Preferred Stock issuable upon exchange of all outstanding Preferred Securities.

            5.4 VALIDITY OF BEST BUY PREFERRED STOCK AND DEPOSITARY SHARES. All shares of Best Buy Preferred Stock issued by Best Buy upon such exchange will be duly and validly issued and fully paid and nonassessable. Upon due issuance by the Depositary of Depositary Receipts evidencing the Depositary Shares against the deposit of shares of Best Buy Preferred Stock in accordance with the provisions of the Deposit Agreement, such Depositary Receipts will be duly and validly issued and will entitle the holders thereof to the rights specified in such Depositary Receipts and in the Deposit Agreement.

            5.5 TERMINATION OF OBLIGATION TO ISSUE BEST BUY COMMON STOCK AND BEST BUY PREFERRED STOCK. Best Buy's obligations under this Article V to issue Best Buy Common Stock shall terminate upon the termination of the right of Holders of Preferred Securities to request the Conversion Agent to effect such conversion as set forth in the Limited Partnership Agreement and, with respect to a particular Holder, upon such conversion. Best Buy's obligations under this
Article V to issue Best Buy Preferred Stock shall terminate upon the termination of the right of Holders of Preferred Securities to make an Exchange Election as set forth in the Limited Partnership Agreement and upon such exchange.


                                  Article VI

                                MISCELLANEOUS

            6.1 THIRD PARTY BENEFICIARIES. All of Best Buy's obligations under this Guarantee shall be directly enforceable by the Holders from time to time of the Preferred Securities. Each Holder of Preferred Securities is an intended third-party beneficiary of this Guarantee.

            6.2 SUCCESSORS AND ASSIGNS. All guarantees and agreements contained in this Guarantee shall bind the successors, assigns, receivers, trustees and representatives of Best Buy and shall inure to the benefit of the Holders. Except as permitted by Section 6.4, Best Buy shall not assign its rights or delegate its obligations hereunder without the prior approval of the Holders of not less than 66-2/3% of the aggregate liquidation preference of all Preferred Securities then outstanding.


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            6.3   AMENDMENTS.  Except with respect to any changes which do not adversely affect the rights of Holders (in any of which cases no vote will be required), this Guarantee may only be amended by an instrument in writing signed by Best Buy with the prior approval of the Holders of not less than 66-2/3% of the aggregate liquidation preference of all Preferred Securities then outstanding.

            6.4 MERGER OR CONSOLIDATION. Best Buy may, without the consent of any Holders of Preferred Securities, merge or consolidate with or into another entity or may permit another entity to merge or consolidate with or into Best Buy, or may sell, transfer or lease all or substantially all of Best Buy's assets to another entity, if (a) at such time no Event of Default (as defined in the Indenture) shall have occurred and be continuing, or would occur as a result of such merger, consolidation, sale, transfer or lease and (b) the successor is an entity organized under the laws of the United States or any state thereof, becomes the General Partner, assumes all of Best Buy's obligations under this Guarantee and has a net worth equal to at least 10% of the total capital contributions in Best Buy Capital.

            6.5 NOTICES. Any notice, request or other communication required or permitted to be given hereunder to Best Buy shall be given in writing by delivering the same against receipt therefor by registered mail, hand delivery, facsimile transmission (confirmed by registered mail) or telex, addressed to Best Buy, as follows (and if so given, shall be deemed given when mailed; upon receipt of facsimile confirmation, if sent by facsimile transmission; or upon receipt of an answer-back, if sent by telex):

            Best Buy Co., Inc.
            7075 Flying Cloud Drive
            Eden Prairie, Minnesota  55344
            Attention:
            Telecopy:  (612) 947-2706

            Any notice, request or other communication required or permitted to be given hereunder to the Holders shall be given by Best Buy in the same manner as notices are sent by Best Buy Capital to the Holders.

            6.6 GENDERS. The masculine and neuter genders used herein shall include the masculine, feminine and neuter genders.

            6.7 GUARANTEE NOT SEPARATELY TRANSFERABLE. This Guarantee is solely for the benefit of the Holders and is not separately transferable from the Preferred Securities.


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

            6.8 GOVERNING LAW. THIS GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

            6.9 SEVERABILITY. In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

            6.10 HEADINGS. The Article and section headings herein are for convenience only and shall not affect the construction hereof.

            IN WITNESS WHEREOF, Best Buy has caused this Guarantee to be duly executed as of the day and year first above written.

                                       BEST BUY CO., INC.



                                       By:
                                           -------------------------------
                                           Name:
                                           Title:


ATTEST:



- ----------------------------------
Secretary


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